Exhibit 99.1


                              FOR IMMEDIATE RELEASE


            MCCORMICK REPORTS RECORD PROFIT AND SALES FOR FISCAL 2000


         SPARKS, MD, JAN. 18 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported record sales and earnings per share for the fourth quarter and fiscal 2000.

         Earnings per share for the year ended November 30, 2000 were $1.98 compared to $1.43 for 1999. Excluding special charges and an accounting change, earnings per share increased 18% to $1.99 from $1.69. Sales for fiscal year 2000 increased 6% to $2.1 billion. Excluding foreign exchange and the August 31 acquisition of Ducros, sales increased 4%. Each of the Company's three business segments - consumer, industrial and packaging - contributed to this sales growth. Gross profit margin ended the year at 37.9% versus 35.7% in 1999. This was accomplished with stronger sales growth in the consumer business which has a higher margin, cost reduction efforts across all business segments, the shift to more value-added, higher margin products within the industrial business and the addition of the Ducros business. McCormick's unconsolidated businesses grew sales 15% and contributed income of $18.2 million, an increase of 36% versus 1999.

         Fourth quarter earnings per share were 84CENTS and 76CENTS for 2000 and 1999, respectively. Excluding special charges, earnings per share for the quarter increased 9% to 84CENTS compared to 77CENTS for the prior year. Sales for the quarter grew 10% over 1999 to $680 million. Excluding Ducros and foreign exchange, sales grew 2%. Gross profit margin for the quarter increased to 43.8% from 40.3% in 1999.

         Free cash flow (operating cash flows less dividend payments and capital expenditures) was $96 million for fiscal year 2000. This is on target with our long-term goal of $75-100 million per year.

Consumer Business

         Sales for McCormick's consumer business rose 21% over last year's fourth quarter. Excluding Ducros and foreign exchange, sales grew 5%. In local currency, consumer sales were up 6% in the Americas, unchanged in Europe (excluding Ducros) and up 9% in Asia. The sales gains were volume-driven and resulted from effective marketing programs and new products. Operating income for the quarter increased 18% to $80.9 million. As a percent of sales, operating income decreased to 20.7% from 21.4% which reflects the anticipated impact of Ducros.

Industrial Business

         Industrial sales declined 4% versus last year's quarter. Excluding foreign exchange, the decline was 1%. In local currency, industrial sales declined 3% in the Americas, grew 2% in Europe and grew 14% in Asia. In the Americas, the sales weakness occurred as a result of continued slowness in sales to restaurant customers as well as price reductions taken in the ingredient business to match lower commodity costs. The increase in the industrial business in Europe is an improvement over the performance of earlier quarters in fiscal 2000. Operating income for the quarter declined 3% to $18.5 million versus last year. As a percent of net sales, operating income was unchanged at 7.6% for the quarter.

Packaging Business

         The packaging business reported third party sales up 1% for the quarter over last year, with the increase primarily in our tube business. Operating income (including intersegment business) was $5.5 million, an increase of 6%. As a percent of total sales, operating income (including intersegment business) increased to 9.7% from 9.6%.

Chairman's Comments

         Commented Robert J. Lawless, Chairman, President & CEO, "We are pleased with our financial performance for 2000. Sales growth initiatives and improvements in operations contributed to a successful year. The Company's branded products continue to benefit from well-executed strategies in markets worldwide. Sales in our industrial business fell short of expectations - volume gains with food service customers and food processors were offset by sales softness with our restaurant customers. However, the industrial segment continues to improve margins with sales of more value-added products. Our packaging business had good sales growth and achieved operating profit growth despite an increase in resin costs.

         "A landmark event for McCormick in 2000 was the acquisition of Ducros, the leading spice business in Europe. The integration of this business is proceeding smoothly and in accordance with our business plan. Our estimate for dilution in 2001 earnings remains 10CENTS per share. We expect that most of the dilution to be recorded in the first and second quarters of fiscal 2001. As a result, we expect that most of our earnings per share growth for 2001 will occur in the second half of the year.

         "In November of 2000, we launched Beyond 2000 (B2K), a global initiative of business process improvement enabled by state-of-the-art information technology. We expect a return on this investment through more efficient processes throughout our organization. We will improve asset management, integrate communications with customers and expand eBusiness opportunities. Our total capital expenditures in 2001 will be in a range of $85-95 million. In 2001, capital expenditures together with higher interest from the Ducros acquisition will cause our annual free cash flow to be below our long-term target of $75-100 million. We will be back on track with this target in 2002. We are confident that the returns from B2K will provide funding for future sales initiatives and profit improvement.

         "As we begin 2001, we are pleased that food stocks have gained some interest among investors and that our shareholders are benefiting from a better stock price for McCormick. Our commitment is to continue to deliver financial results that are among the best in the industry. One of our long-term goals is to increase sales 4-6%. In 2001, with a full year of the Ducros business, our sales growth goal is 12-14%. We expect gross profit margin to reach 40% in 2001 and grow to 42% for fiscal year 2003. We also have a long-term objective to grow earnings per share 10-12%. Including dilution from the Ducros acquisition, we expect to increase earnings per share in 2001 by 8-10%.

         "We thank our employees for their accomplishments in 2000 and commitment to a successful future. I am confident that McCormick has the right strategies and team in place to maintain our momentum, achieve aggressive goals and build shareholder value in 2001 and beyond."

Forward-Looking Statement

         Certain information contained in this release, including expected trends in net sales and earnings performance, are "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as: actions of competitors, customer relationships, fluctuations in the cost and availability of supply chain resources and foreign economic conditions, including currency rate fluctuations. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

         McCormick & Co., Inc. is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry - to foodservice and food processing businesses as well as to retail outlets. In addition, the packaging group manufactures and markets specialty plastic bottles and tubes for personal care and other industries.

                                      # # #

For information:
410-771-7310
1/2001

McCormick & Company, Incorporated

FOURTH QUARTER REPORT


CONSOLIDATED INCOME STATEMENT
(In thousands except per-share data)

                                                              THREE MONTHS ENDED                  YEAR ENDED
                                                          ---------------------------     -------------------------
                                                                  (Unaudited)                     (Unaudited)
                                                           11/30/2000     11/30/1999      11/30/2000     11/30/1999
                                                          ------------    -----------     ----------     ----------
NET SALES
    Consumer                                                 $390,639       $322,123       $996,944       $898,487
    Industrial                                                243,065        252,949        948,229        938,751
    Packaging                                                  45,827         45,363        178,351        169,679
                                                          ------------    -----------     ----------     ----------

Total Net sales                                               679,531        620,435      2,123,524      2,006,917

    Cost of goods sold                                        381,888        370,535      1,318,712      1,289,714
                                                          ------------    -----------     ----------     ----------

Gross profit                                                  297,643        249,900        804,812        717,203

    Gross profit margin                                         43.8%          40.3%          37.9%          35.7%

    Selling, general & administrative expense                 200,658        166,495        578,696        521,346

    Special charges                                                45            310          1,068         25,714
                                                          ------------    -----------     ----------     ----------

Operating income                                               96,940         83,095        225,048        170,143

    Interest expense                                           14,928          7,912         39,736         32,431

    Other income                                                  810          1,490            685          4,647
                                                          ------------    -----------     ----------     ----------

Income before income taxes                                     82,822         76,673        185,997        142,359

    Income taxes                                               29,861         27,734         66,649         57,210
                                                          ------------    -----------     ----------     ----------

Net income from consolidated operations                        52,961         48,939        119,348         85,149

    Income from unconsolidated operations                       4,686          5,040         18,183         13,357
                                                          ------------    -----------     ----------     ----------

Net Income before cumulative effect of acctg change            57,647         53,979        137,531         98,506

Cumulative effect of accounting change - net of taxes               -              -               -         4,800
                                                          ------------    -----------     ----------     ----------

NET INCOME                                                    $57,647        $53,979       $137,531       $103,306
                                                          ============    ===========     ==========     ==========

EARNINGS PER SHARE - BASIC

     Continuing operations                                       0.84           0.76           2.00           1.38

     Cumulative effect of an accounting change                      -              -               -          0.07

TOTAL EARNINGS PER SHARE - BASIC                                 0.84           0.76           2.00           1.45
                                                          ============    ===========     ==========     ==========

Average shares outstanding - basic                             68,438         70,729         68,799         71,449

EARNINGS PER SHARE - ASSUMING DILUTION

     Continuing operations                                      $0.84          $0.76          $1.98          $1.36

     Cumulative effect of an accounting change                      -              -              -           0.07

TOTAL EARNINGS PER SHARE - ASSUMING DILUTION                    $0.84          $0.76          $1.98          $1.43
                                                          ============    ===========     ==========     ==========

Average shares outstanding - assuming dilution                 69,023         71,350         69,580         71,999


Note: The Company has reclassified the effect of an accounting change related to pension expense in 1999 from special charges to cumulative effect of accounting change - net of taxes. In addition, the Company reclassified royalty income and amortization of goodwill from other income to selling, general & administrative expense. All prior year amounts have been reclassified to conform to the current year presentation. The net amounts of royalty income and amortization of goodwill were $(737) and $780 for the fourth quarter of 2000 and 1999, respectively and $2,441 and $971 for the fiscal year of 2000 and 1999, respectively. For the amount of the reclassifications of these items for prior quarters, see the Company's form 8-K filed in January, 2001.


CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

                                                                11/30/2000                 11/30/1999
                                                            -------------------          ----------------
ASSETS
Receivables                                                           $303,340                  $213,926
Inventories                                                            274,039                   234,171
Prepaid allowances                                                      96,072                   109,253
Property, plant and equipment, net                                     372,999                   363,251
Other assets                                                           613,489                   268,178
                                                            -------------------          ----------------
        Total assets                                                $1,659,939                $1,188,779
                                                            ===================          ================


LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings                                                 $551,960                  $100,671
Other current liabilities                                              475,196                   369,961
Long-term debt                                                         160,192                   241,432
Other liabilities                                                      113,248                    94,293
Shareholders' equity                                                   359,343                   382,422
                                                            -------------------          ----------------
        Total liabilities and shareholders' equity                  $1,659,939                $1,188,779
                                                            ===================          ================
